UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 30, 2006 (March 24, 2006)
NxSTAGE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51567 (Commission File Number)	04-3454702 (I.R.S. Employer Identification No.)

439 S. Union St, 5th Floor, Lawrence, MA (Address of principal executive offices)	01843 (Zip Code)
(978) 687-4700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
     Supply Agreement with PISA S.A. de C.V.
     On March 27, 2006, NxStage Medical, Inc. (the “Company”) entered into a Supply Agreement (the “Supply Agreement”) with Laboratorios PISA S.A. de C.V. (“PISA”). Pursuant to the terms of the Supply Agreement, PISA shall manufacture and supply to the Company and the Company shall purchase from PISA on a non-exclusive basis bags of pre-mixed dialysate and other dialysis related products (collectively, “Products”). Pursuant to the Supply Agreement, all Products are required to be manufactured and supplied to the Company in accordance with the Company’s specifications.
     The Company will purchase Products pursuant to binding purchase orders at pricing based on annual volumes of Products ordered. In exchange for volume-based price reductions, the Company has agreed to certain volume commitments over the term of the Supply Agreement. If the Company fails to meet these volume commitments, the parties shall meet to discuss in good faith an acceptable solution to the shortfall. If they fail to agree to a solution, the Company shall pay a percentage of the unit shortfall multiplied by the Product price in force for that contract year.
     The term of the Supply Agreement expires on December 31, 2008. The Supply Agreement, however, automatically extends for additional one year periods unless either party provides six months prior notice of its intention to terminate the Supply Agreement. Either party may terminate the Supply Agreement upon sixty days notice as a result of a breach of a material term of the Supply Agreement that remains uncured for a period of thirty days following notice. Additionally, either party may terminate the Supply Agreement immediately if the other party fails to meet its financial obligations as they become due, or if any proceeding under the bankruptcy or insolvency laws is brought against the other party, or a receiver is appointed for the other party or the other party makes an assignment for the benefit of creditors.
     Amendment of Executive Officer Option Agreement and Grant of Restricted Stock to Executive Officer
     In response to Internal Revenue Code Section 409A, on March 24, 2006, the Compensation Committee of the Board of Directors of the Company agreed to amend the October 25, 2004 option agreement of Philip R. Licari, Senior Vice President and Chief Operating Officer, to increase the per share exercise price of the option from $4.10 to $5.47, reflecting the fair market value of the Company’s Common Stock on October 25, 2004, as determined by the Board of Directors. All other terms of his option agreement remain unchanged. In consideration for this amendment, the Compensation Committee agreed to (i) grant Mr. Licari 13,027 shares of restricted stock; of which 2,991 shares vest on January 1, 2007, and the remainder will vest in equal amounts on a monthly basis, commencing on January 25, 2007 through October 25, 2008, and (ii) pay Mr. Licari $115,750 in cash on January 1, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

NxStage Medical, Inc.

Date: March 30, 2006	By:	/s/ David N. Gill
David N. Gill
Senior Vice President and Chief Financial Officer